UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 15, 2009

The Orchard Enterprises, Inc.
 (Exact Name of Registrant as Specified in its Charter)

Delaware	000-51761	20-3365526
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

23 East 4th Street 3rd Floor New York, New York	10003
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code): (212) 201-9280

Not Applicable
(Former name or former address if changed since last report.)

           Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 27, 2009, in view of a letter received by The Orchard Enterprises, Inc. (the “Company”) from Dimensional Associates, LLC (“Dimensional”), the majority stockholder of the Company, described below in Item 8.01, Daniel Stein resigned from his position as Interim Chief Executive Officer of the Company effective immediately.  The Board of Directors of the Company (the “Board”) appointed Brad Navin, the Company’s current Executive Vice President and General Manager, as Interim Chief Executive Officer effective immediately.  Mr. Stein was appointed Interim Chief Executive Officer of the Company in September 2009 in connection with the announced resignation of Greg Scholl as President and Chief Executive Officer and a director of the Company effective November 1, 2009. Mr. Stein will remain on the Board as a director.  Mr. Stein is also the Chief Executive Officer of Dimensional.  As previously announced, the Board has formed a search committee to identify a qualified candidate to serve as Chief Executive Officer of the Company.

Mr. Navin, 38, has been Executive Vice President and General Manager of the Company since April 2008, and prior thereto was Vice President, Global Licensing & Sales of the Company since its acquisition of Orchard Enterprises NY, Inc. (“Orchard NY”) in November 2007.  Prior to November 2007, Mr. Navin was Vice President of Licensing & Operations for Orchard NY, which he joined in 2004. From 1999 to 2004, Mr. Navin was VP, Music & Programming at Digital Club Network, and the Executive Director of the New York Nightlife Association in 1999.  Mr. Navin was an artist manager with Invasion Group management from 1997 to 1999.  Prior to that, Mr. Navin worked for booking agency Artist & Audience Entertainment from 1995 to 1997.  Mr. Navin holds a B.A. degree from Loyola College in Maryland.

The description of Mr. Navin’s compensation and employment agreement under the heading “Compensation of Executive Officers” in the Company’s Proxy Statement for its 2009 Annual Meeting of Stockholders is incorporated herein by reference.  In addition to his compensation as Executive Vice President and General Manager, Mr. Navin will receive $6,000 per month of additional salary in connection with his service as Interim Chief Executive Officer.

Item 8.01 Other Events.

On October 15, 2009, the Board received a letter from Dimensional in which Dimensional proposed entering into non-binding discussions with the Company regarding a potential transaction through which Dimensional would acquire all of the outstanding shares of common stock of the Company that are not currently owned by Dimensional at a price of $1.68 per share.  The Board formed a Special Committee comprised of independent and disinterested directors to review and evaluate Dimensional’s proposal.  After preliminary discussions with representatives of the Special Committee, Dimensional revised its initial proposed price to $1.84 per share.

The Special Committee is reviewing and evaluating the revised proposal. The Special Committee has engaged independent legal counsel and an independent financial advisor to assist in its review and evaluation.

There can be no assurance that any agreement on financial or other terms satisfactory to the Special Committee will be reached with Dimensional or that any transaction will be approved or consummated.  Furthermore, there can be no assurance regarding the timing of or whether the Special Committee will elect to pursue any alternative transactions, or that any such alternative transaction will be approved or consummated and there is no certainty that any transaction with Dimensional or any alternative transaction will result in the Company’s stockholders receiving a share price equal to or above the current trading price of the Company’s common stock or equal to the prices per share proposed by Dimensional.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1	Letter Agreement between the Company and Bradley Navin dated October 28, 2009

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Orchard Enterprises, Inc.

Date: October 30, 2009	By:	/s/ Nathan Fong
Name: Nathan Fong
Title: Chief Financial Officer

Exhibit Index

Exhibit Number	Description

10.1	Letter Agreement between the Company and Bradley Navin dated October 28, 2009